news release

GoDaddy Appoints Michele Lau Chief Legal Officer and Mark McCaffrey Chief Financial Officer

SCOTTSDALE, Ariz., May 5th, 2021 /PRNewswire/ -- GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced Michele Lau will assume the role of GoDaddy’s Chief Legal Officer effective July 12, 2021, and Mark McCaffrey will assume the role of GoDaddy’s Chief Financial Officer effective June 2, 2021. Both will report to GoDaddy CEO Aman Bhutani. Lau and McCaffrey replace CLO Nima Kelly and CFO Ray Winborne, who both announced their intent to retire earlier this year.
“We are thrilled to welcome Michele and Mark to the GoDaddy team,” said Aman Bhutani, GoDaddy CEO. “Their passion for the company’s mission, extraordinary expertise and experience, demonstrated leadership strength, and cultural fit give us tremendous confidence they will help GoDaddy grow and scale to new heights.”
With close to 20 years of legal experience, Lau most currently served as Senior Vice President, Corporate Secretary and Associate General Counsel, Corporate, Governance and Transactions at McKesson Corporation. In her role, Lau advises McKesson’s board and executives on strategic matters related M&A, McKesson Ventures, corporate strategy, shareholder engagement, securities, executive compensation, corporate governance, ESG, antitrust, debt, treasury, bankruptcy, real estate, subsidiary governance, stock plan administration and the McKesson Foundation. Lau co-chairs the National Asian Pacific Bar Association’s In-House Counsel Mentoring Program and serves on the board of directors of the Asian Pacific Fund.
McCaffrey spent more than 20 years as a Partner at PricewaterhouseCoopers LLP (PwC) in Silicon Valley, and most recently served as the head of PwC’s US Technology, Media & Telecom (TMT) Sector, a $2.7B practice with 2,000 employees. During his tenure, McCaffrey served as a key strategic advisor to senior executives in public and pre-public technology businesses of scale through transformative periods including initial public offerings, mergers and acquisitions, and advancing their strategies to increase customer value. Prior to his role leading TMT, McCaffrey served as the leader of the global software practice at PwC. McCaffrey serves as President of Kristi Yamaguchi’s Always Dream Foundation and is a frequent speaker on the topics of leadership, diversity and mentorship.
About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services, and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.